Exhibit 10.4

May 4, 1999


Jeff Fossum
Effective Management Systems, Inc.
12000 W. Park Place
Milwaukee, WI 53224

Dear  Jeff:

This letter outlines the agreement we have reached concerning your employment at EMS during the next two years. This agreement replaces in total the Special Compensation and Separation Agreement between you and EMS dated January 1, 1998.

o Your employment will not be terminated by EMS, except for gross misconduct, during the period of March 1, 1999 through February 28, 2001, providing you lend your best efforts to achieve the following two assignments:

       1) Support an orderly transition as you phase out of your current position as CFO into your new position as a pre-sales consultant in the Baan Sales & Marketing Group.

              a) The transition period will begin on April 15, 1999 and continue through July 15th 1999. The approximate time dedicated to your CFO duties is as follows:

                     i)     April 15th through April 30th: 8 work days

                     ii)    May 1st through May 31st: 14 days

                     iii)   June 1st through June 30th: 8 days

                     iv)    July1st through July 15th: 5 days

                     You will make schedule provisions to assist at monthly and quarterly closings and be available to lead the preparation of the 10Q report due on July 15, 1999. You also may be called upon to assist in merger or sale of product line negotiations during this period. During this period, this will take precedence over the above schedule at the discretion of the President. Aside from this, your major assignment in this period is to assist the COO in reorganizing the corporate finance and accounting functions to:

o      Create a corporate headquarters function at the Naperville office.

o Retain a stable accounting group at the Milwaukee office to support TCM operations

o Assist in revising our banking and auditing relationships as appropriate to the requirements of any corporate restructuring ensuing from merger or sale of a product line.

       2) Lend your best efforts to perform as a pre-sales consultant in the Baan Sales & Marketing Group according to the EMS Pre-Sales Consultant 1999 Compensation Plan attached as exhibit A.

o Your base salary will be increased to $110,000 per annum effective November 1, 1998. Retroactive pay will be made on March 15, 1998 for the period of November 1, 1998 through February 28, 1999.

o Your base salary will be adjusted to $60,000 for the period of July 16, 1999 through July 15, 2000 when you have fully transitioned to the position of pre-sales consultant.

o      Your base will be increased to $110,000 on July 16, 2000.

o You will receive a payment for your accrued 1998 vacation of 3 weeks minus 2-1/2 days on March 31, 1999.

o Beginning on July 16, 1999, you will be entitled to Gross Margin Commission Payments according to the EMS Pre-Sales Consultant 1999
       Compensation Plan attached as exhibit A. You will be offered opportunities to earn commissions on an equal basis to other pre-sales consultants.

o You were granted 25,000 options to purchase EMS common stock. The options have a 10 year term. They vest as follows: 30% immediately, 60% at the end of the first year and 100% at the end of the second year. The options were issued April 8, 1999 at the then current market value of a share of EMS common stock.



Sincerely,

Richard W. Grelck
COO

       Memorandum

       To:   Pre-Sales Consultant
       From:  Manager
       CC:   Human resources
       Date:
       re:   Your EMS Pre-Sales Consultant 1999 Compensation Plan

       Pre-Sales Consulting Role

       As an EMS Pre-Sales Consultant, you, together with each Sales Representative, play a vital role in generating significant sales revenue and gross margin for EMS. During the sales process with prospects and customers, your responsibilities are to assess the degree of application fit, to help set good customer expectations, to present application software in the context of needs of the prospect, and to convey how the application will benefit the customer. Working as a team with the Sales Representatives and Managers, you play a key role in bringing in good, profitable business for EMS.


       Pre-Sales Consulting Tasks

       Generating significant sales revenue and gross margin is facilitated through sales consulting activities including:
            Conducting prospect surveys to identify key business issues
            Relating key business issues to Baan  functionality
            Preparing and presenting compelling "Proof of Concept" product demonstrations
            Assisting the Sales Representatives in developing Sales Strategy Conducting prospect seminars
            Innovating  and  applying  new  approaches  and techniques
            A  strong desire to work as  a  team  with   Sales Representatives
            andother  Consultants
            Continually embracing new functional and technological products


       Pre-Sales Consulting Compensation

       At plan, your annual compensation is $ . The fixed portion consists of an annual salary of $ paid semi-monthly and effective . The variable portion, a commission based entirely upon the gross margin you generate, is targeted at $60,000 annually, paid on a monthly basis in the month following shipment, with commission credit beginning as of December 1, 1998.

       Because of your proven sales consulting abilities, you are entitled to use of a company car, assuming you maintain a satisfactory driving record. When you elect to acquire a company car, the company will cover up to the standard lease allowance, currently at $425/month. If the car you select costs more, then you must pay the difference. If the car you select costs less, then the company will only pay the amount of the lease payment.

       Given you recently signed a private lease agreement for a car, until you decide to acquire a company car, EMS will reimburse you for your existing lease cost up to the rate of $425/month (submitted on monthly expenses). You are also entitled to reimbursement for routine maintenance not covered under warrantee. With your own car, you will remain responsible for all other operating expenses and insurance. EMS will reimburse you for all gasoline, less the standard deduction for personal use, currently at $60.00/month. (This, of course, means that you may no longer expense EMS for mileage.) We do recommend that you keep track of business use for tax records, if needed.

       You will be reimbursed for routine business expenses subject to EMS prevailing policies. You are eligible for EMS profit sharing and employee benefits, as defined by the prevailing EMS policies.

       Leveraged Commission Rates

       Your monthly gross margin objective is $ , or $ for the fiscal year. You are paid a commission rate of 5% for all gross margin earned up to $ . As an added reward, you will be paid at a higher, 7% rate for all gross margin generated over $ for the fiscal year.

       Gross Margin Commission Payment Rules

       Commissions are payable to you in the month following shipment to a customer in whose sale you contributed toward. Commissions are calculated for all gross margin generated by you, as credited to the EMS Baan Division, for all software and hardware, at net price less actual cost. Commissions are calculated for the first year of upgrade and support plans at price less 35% of list price. Because shipments are sometimes staggered, commission payment is calculated for any shipments of these types of products for that customer, for the first 6 months after the date of the first shipment. Subject to management review, credit will also be provided for additional users/phases that were identified on the original contract, but shipped later without the need for additional pre-sales effort. Commissions already paid on an order which later becomes uncollectable is credited back on the commission statement at the end of the month in which the charge-back occurred.



       Gross Margin Splits

       When you work the deal alone, you earn commission based upon 100% of the gross margin. When multiple consultants are involved in performing the demo, then a gross margin split percentage is determined, with the total credit application being 120%.

       For example, when you work the deal alone, but others assisted with net meeting demos, you still receive 100%. When you contribute with a netmeeting demo on someone else's deal, you receive 20% gross margin credit. When you lead the deal, and another assisted on-site, then a gross margin split is mutually determined. It may be a 80%/40% split. If both contributed equally, it would be a 60%/60% split. Note that helping others to prepare, training others, and completing RFP's are tasks expected of everyone, and commission credit is not applied.

       Payments After Termination

       If employment termination is initiated by either party, an immediate freeze on commission payments will be placed by the Accounting Department. Sixty days after the date of termination, a calculation of commissions due the employee or owed to the company will be made as follows:

       + Commissions Earned, but Unpaid

       - Commissions Unearned, but Paid

       -------------------------------------------------------------------------

       = Commission Amount Due or Owed Back




       I look forward to an exciting and productive year of working together to achieve our goals and help EMS succeed in its sales mission.


                                   Acceptance

       Each party has read this plan, understands its contents and agrees to be bound by it. This plan must be signed in order to receive commission payments. EMS reserves the right to change this plan at any time.


      Signature__________________________ Signature ________________________

      Date     __________________________    Date   ________________________